EXHIBIT 10.7

AVEXIS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to AveXis, Inc. (“AveXis”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service on and following the date of the pricing of the common stock of AveXis (the “Common Stock”) pursuant to the initial public offering  (the “IPO”) of the Common Stock (the “Effective Date”).  This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.                                      Annual Board Service Retainer:

a.                                      All Eligible Directors: $40,000

b.                                      Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2.                                      Annual Committee Member Service Retainer (in addition to Eligible Director Service Retainer):

a.                                      Member of the Audit Committee: $8,000

b.                                      Member of the Compensation Committee: $6,000

c.                                       Member of the Nominating & Governance Committee: $4,500

3.                                      Annual Committee Chair Service Retainer (in addition to Eligible Director Service Retainer):

a.                                      Chairman of the Audit Committee: $18,000

b.                                      Chairman of the Compensation Committee: $15,000

c.                                       Chairman of the Nominating & Governance Committee: $10,000

Equity Compensation

The equity compensation set forth below will be granted under the AveXis, Inc. 2016 Equity Incentive Plan (the “Plan”), subject to the AveXis stockholders’ approval of the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of Continuous Service as provided in the Plan),  and will remain outstanding following the Eligible Director’s termination of Continuous Service other than for Cause (each as defined in the Plan) for 12 months following such termination (subject to the ten-year option term), or such longer period of time specified in the Plan or option agreement thereunder.

1.                                      Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), or on the Effective Date, for each Eligible Director currently serving on the Board as of the Effective Date, the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an option to purchase Common Stock with an aggregate Black-Scholes option value of $270,000, or, with respect to the Chairman of the Board, $405,000 (the “Initial Grant”).  The shares subject to each Initial Grant will vest with respect to one-third of the shares on the one year anniversary of the date of grant and in equal monthly installments thereafter for the remaining two years, such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.                                      Annual Grant: On the date of each AveXis annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an option to purchase Common Stock with an aggregate Black-Scholes option value of $125,000 (the “Annual Grant”). In addition, each Eligible Director who is first elected to the Board following the Effective Date and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an Annual Grant, pro-rated for the number of months remaining until the next anticipated annual stockholder meeting (but in no event shall such pro-rated Annual Grant be greater than 100% of an Annual Grant). The shares subject to the Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of AveXis’ next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

Upon the Effective Date, each Eligible Director shall receive an Initial Grant and an Annual Grant at the price per share at which shares are first sold to the public in the IPO as specified in the final prospectus for the IPO (the “IPO Grant”).